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                                                                  Exhibit 10(ff)


                              ORGANOGENESIS INC.
                                 150 Dan Road
                          Canton, Massachusetts 02021

May 15, 2001

Mr. Philip M. Laughlin
135 Benvenue Street
Wellesley, Massachusetts 02482

Dear Phil:

     WHEREAS, you have been employed by Organogenesis Inc./1/ ("Organogenesis" or the "Company") as its Chief Executive Officer;

     WHEREAS, you are resigning from your position with the Company effective today;

     WHEREAS, there are potential disputes between you and the Company regarding your employment by the Company, which both you and the Company wish to resolve; and

     WHEREAS, you and the Company wish to enter into this letter agreement (the "Agreement") to confirm the terms regarding your separation of employment with the Company, including the Company's provision of severance pay and benefits in exchange for certain agreements by you.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and Organogenesis agree as follows.

     1.   Separation of Employment.  Your employment with Organogenesis shall
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terminate May 15, 2001 (the "Separation Date"). You acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an officer, employee or agent of Organogenesis, and you expressly agree that, within two (2) business days from the Separation Date, you shall resign from all directorships, trusteeships, or other offices currently held by you with the Company (as that term is defined herein).

     2.   Severance Pay and Benefits.  In exchange for the mutual covenants set
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forth in this Agreement, and commencing on the eighth (8/th/) day following your execution of this Agreement (the "Effective Date"), the Company agrees to provide you or, in the event of your death, your estate, with the following Severance Pay and Benefits:


________________

/1/ For the purposes of this Agreement, the parties agree that the term Organogenesis Inc. is intended to include Organogenesis, and any other related entities including any divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, agents and assigns.

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     (i)    Severance Pay in the amount of Six Hundred Fifty Thousand Dollars
     ($650,000), less all required state, federal and other employment-related taxes and deductions, which sum represents two (2) years of base salary and which shall be paid to you in twenty-four (24) equal monthly installments commencing on June 1, 2001;

     (ii) a bonus in the amount of Two Hundred Thousand Dollars ($200,000), less all required state, federal and other employment-related taxes and deductions and which shall be payable to you in twenty-four (24) equal monthly installments commencing on March 1, 2002;

     (iii) Organogenesis will pay you the difference between (a) you and your dependants' health and dental insurance premiums paid pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and (b) the health and dental insurance premiums you paid while still employed by Organogenesis, for a period of one (1) year following the Effective Date of this Agreement or until you become eligible for such benefits under a subsequent employer's health plan, whichever occurs first (provided, however, that such payments are not prohibited by law or by the applicable plans);

     (iv) Organogenesis will pay you the difference between (a) you and your dependants' accident and life insurance premiums paid after your termination from the Company and (b) the accident and life insurance premiums you paid while still employed by Organogenesis, for a period of one (1) year following the Effective Date of this Agreement or until you become eligible for such benefits under a subsequent employer plans, whichever occurs first (provided, however, that such payments are not prohibited by law or by the applicable plans);

     (v) a one time payment equal to the annual cost of a disability policy for you and your dependants, provided that such policy provides coverage equal to the coverage you and your dependants received while you were employed by Organogenesis, with such payment to be made on May 15, 2002;

     (vi) a fiscal year 2000 bonus of One Hundred and Twenty Thousand Dollars ($120,000), to be paid on the Effective Date of this Agreement;

     (vii) in consideration for the termination of your vested right to exercise your option to purchase One Hundred Thousand (100,000) shares of Company stock, a lump sum of Seventy Two Thousand Five Hundred Dollars ($72,500), said sum representing the value of One Hundred Thousand (100,000) shares of Company stock at a price of Seven Dollars and Sixty Cents ($7.60) per share less your strike price of Six Dollars and Eighty
                             ----
     Seven and One Half Cents ($6.875) per share, said sum to be paid within One Hundred and Twenty (120) days of the Effective Date of this Agreement; and

     (viii) in consideration of the waiver of your right to accelerated vesting of the option to purchase Two Hundred Thousand (200,000) shares of Company stock pursuant to the Employment Agreement between you and Organogenesis dated September 30, 1999, a

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     lump sum of One Hundred and Forty Five Thousand Dollars ($145,000), said sum representing the value of Two Hundred Thousand (200,000) shares of Company Stock at a price of Seven Dollars and Sixty Cents ($7.60) per share less your strike price of Six Dollars and Eighty Seven and One Half Cents
     ----
     ($6.875) per share, said sum to be paid within One Hundred and Twenty (120) days of the Effective Date of this Agreement.

     You acknowledge and agree that the Severance Pay and Benefits provided herein are not intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto and your heirs and estate. You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement; (ii) payment of your wages due and owing for the pay periods up to and including the Separation Date, which shall be paid to you in accordance with the Company's standard payroll practices; and
(iii) any accrued and unused vacation days that are earned as of the Separation Date, which the Company paid on the Separation Date, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Organogenesis.

     Regardless of whether or not you execute this Agreement, upon your termination you may, upon timely completion of the forms required by the COBRA, continue, at your sole expense, your medical and other insurance coverage to the extent permitted by COBRA. The COBRA "qualifying event" shall be deemed to be the Separation Date.

     3.   Confidentiality/Non-Competition/Non-Disparagement.  You expressly
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acknowledge and agree to the following:

     (i) that you have returned to Organogenesis all Company property (including without limitation, keys, pager, computer, computer equipment, computer discs and software, company files and documents, company credit cards, etc.) and documents and any copies thereof (including, without limitation, financial plans, management reports, development proposals, contracts, customer lists, protocols and other similar documents and information), regardless of whether they are maintained in hard copy or electronic form, except that you may retain the cellular phone that you purchased from the Company on May 15, 2001;

     (ii) that you shall abide by the Non-Competition and Non-Disclosure Agreement dated September 30, 1999 that you have previously executed and which is attached hereto as Exhibit A (the "Non-Competition Agreement," the
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     terms of which are hereby incorporated by reference and shall survive the signing of this Agreement), and that you otherwise shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Organogenesis' trade secrets and/or confidential and proprietary documents and information;

     (iii) that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such

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     individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), and further provided that in the event this Agreement or the terms hereof becomes public by operation of law or as a result of actions taken or statements made other than by you, this Paragraph 3(iii) shall become null and void; and

     (iv) that, in addition to whatever other remedies may be available to the Company in law or in equity, the Company shall recover any Severance Pay and Benefits already paid to you pursuant to Section 2 of this Agreement in the event you (a) breach any of the covenants set forth in Paragraph 3(ii) of this Agreement or (b) fail to resign from, by the Effective Date of this Agreement, all directorships, trusteeships, or other offices currently held by you with the Company (as that term is defined herein).

Provided, however, that Organogenesis will not assert a claim of breach against you or withhold payments due you under the terms of this Agreement unless such action is authorized by resolution of the Organogenesis Board of Directors. Further, the Company warrants that it presently is aware of no grounds on which to assert a claim of breach against you.

     4. Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Pay and Benefits, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Organogenesis (as that term is defined herein) of any kind whatsoever from the beginning of time through the Effective Date of this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against it up through the Effective Date of this Agreement.

     Without limiting the foregoing general waiver and release, you specifically waive and release Organogenesis from any Claim arising from or related to your employment relationship with Organogenesis or the termination thereof through the Effective Date of this Agreement, including, without limitation:

     ** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts, or other state statute.

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     **   Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts, or other state statute.

     ** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

     **   Any other Claim arising under state or federal law.

     Notwithstanding the foregoing, this Section shall not release Organogenesis from (i) non-termination related workers' compensation claims and claims arising under disability insurance policies; (ii) claims to vested account balances in any 401(k) benefit plans; or (iii) any obligation expressly set forth in, or rights to enforce, this Agreement. Further, nothing in this release shall operate as a release or waiver by you of any rights to defense and/or indemnification under any (i) indemnification agreement to which the Company (including any subsidiary or parent) is a party; (ii) applicable law; (iii) certificates of incorporation and/or bylaws of Organogenesis (including any subsidiary or parent); or (iv) Directors' and Officers' Liability Policy, which policy or equivalent coverage Organogenesis shall maintain on your behalf at the level in effect immediately prior to the Separation Date throughout the period of any applicable statute of limitations. You acknowledge and agree that, but for providing this release of claims, you would not be receiving the Severance Pay and Benefits being provided to you under the terms of this Agreement.

     You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act ("OWBPA"), which prohibit discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against Organogenesis alleging discrimination on the basis of age.

     Consistent with the provisions of the OWBPA, Organogenesis is providing you with twenty-one (21) days (until June 4, 2001) in which to consider and accept the terms of this Agreement by signing below and returning it to John Arcari, Organogenesis Inc., 150 Dan Road, Canton, Massachusetts 02021. Of course, you may choose to sign and return this Agreement sooner than June 4, 2001 if you wish. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to John Arcari. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to John Arcari, Organogenesis Inc., 150 Dan Road, Canton, Massachusetts 02021.

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     5.  Entire Agreement/Choice of Law/Enforceability. You acknowledge and
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agree that with the exception of the Non-Competition Agreement, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. You specifically acknowledge and agree that this Agreement supersedes the Employment Agreement between you and Organogenesis dated September 30, 1999, which agreement, as of the Effective Date, shall have no force or effect. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

     This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by Organogenesis in Massachusetts, and that the Agreement thereafter shall be maintained in Massachusetts. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction. Both parties further acknowledge that venue shall lie exclusively in Massachusetts. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

     By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Organogenesis nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

     6.   Confirming Authority.  Organogenesis hereby represents that the Board
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of Directors has authorized and directed John Arcari, Vice President for Finance and Administration and Chief Financial Officer, to enter into this Agreement on behalf of the Company and to bind the Company to the terms and conditions hereof.

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     If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to John Arcari within the time frame set forth above.

                                    Very truly yours,

                                    ORGANOGENESIS INC.

                                    By: /s/ John Acari
                                         ___________________
                                         John Arcari
                                         Vice President, Finance &
                                         Administration and
                                         Chief Financial Officer

Confirmed and Agreed:

/s/ Philip M. Laughlin
________________________
Philip M. Laughlin

Dated: _______________________

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